EXHIBIT 11.1

Nitar Tech Corp. and Subsidiaries


CALCULATION OF EARNINGS PER SHARE


Nitar Tech Corp. And Subsidiary

                                                     Year Ended July 31,
                                                    2005             2004
                                                ----------------------------
Basic & Diluted Earnings per Share

Net Income (Loss)                               $(105,790.00)     $38,811.00
                                                ============      ==========

Weighted average common shares outstanding        10,633,464       7,096,805
                                                ============      ==========

Income (Loss) per common share                  $      (0.01)     $     0.01